Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Park Bancorp, Inc. David A. Remijas President/CEO (630) 969-8900	November 14, 2006

Park Bancorp, Inc. Announces

Third Quarter 2006 Earnings

Quarterly Dividend Declared

Chicago, IL - Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the third quarter ended September 30, 2006. Net loss for the three months ended September 30, 2006 was ($198,000), or ($.19) per share, as compared to net income of $168,000, or $.16 per share, for the same period in 2005.

Park Bancorp, Inc. also announced that the Board of Directors has declared a cash dividend of $.18 per share of common stock for the quarter ended September 30, 2006. The dividend will be payable on November 30, 2006 to shareholders of record on November 20, 2006. This is the thirty-second consecutive quarterly dividend paid to shareholders.

Net interest income before provision for loan losses decreased to $1.5 million for the three months ended September 30, 2006 from $1.8 million for the corresponding period in 2005. Total interest income decreased to $3.1 million for the three months ended September 30, 2006 from $3.3 million for the corresponding period in 2005. Total interest expense increased to $1.6 million for the three months ended September 30, 2006, from $1.5 million for the quarter ended September 30, 2005.

Non-interest income decreased to $159,000 for the quarter ended September 30, 2006, from $274,000 for the quarter ended September 30, 2005. The change was due to a decrease in gain on sale of securities available-for-sale.

Non-interest expense increased to $1.7 million for the quarter ended September 30, 2006, compared to $1.6 million for the corresponding three month period in 2005. The change was due to expenses on non-performing assets.

Total assets at September 30, 2006 were $226.4 million, compared to $235.6 million at June 30, 2006. The change was due to a decrease in securities, loans and interest bearing deposits.

The loan portfolio decreased to $150.9 million at September 30, 2006, from $153.1 million at June 30, 2006. The change was due to a decrease in multi-family lending and participation loans. During the same period, non-performing assets decreased to $2.6 million, or 1.16% of assets, from $3.7 million, or 1.58% of assets.

Deposit accounts decreased to $144.2 million at September 30, 2006, from $148.9 million at June 30, 2006. The change was due to a decrease in passbooks, certificates of deposit, money markets and checking accounts.

Borrowings decreased to $49.8 million at September 30, 2006 from $50.0 million at June 30, 2006. The change was due to a decrease in Federal Home Loan Bank advances.

Stockholders’ equity at September 30, 2006 was $29.4 million, which is equivalent to 12.98% of total assets. Book value at June 30, 2006 was $27.50 per share. The decrease in stockholders’ equity from June 30, 2006 was attributable to the net loss for the Company, the repurchase of 9,300 shares at an average price of $32.83, and dividends paid offset by an unrealized gain in the available-for-sale portfolio.

Park Federal Savings Bank was founded in 1921 and operates three full-service offices and a limited-service branch in a high school in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

	September 30, 2006	December 31, 2005	September 30, 2005
Selected Financial Data:
Total assets	$226,391	$239,468	$248,035
Loans receivable, net	150,946	158,709	161,597
Interest bearing deposits	4,320	663	4,631
Securities	50,831	59,930	62,506
Deposits	144,245	149,004	156,304
Borrowings	49,830	56,721	57,310
Total stockholders’ equity	29,375	29,902	30,287
Book value per share[1]	27.50	27.97	28.59

Non-accrual loans	$363	$4,744	$7,001
Real estate owned	2,261	132	89
Non-performing assets	2,624	4,876	7,090
Non-performing assets to total assets	1.16%	2.04%	2.86%
Allowance for loan loss	$563	$2,368	$1,690
Allowance for loan loss to gross loans receivable	.36%	1.41%	1.01%

[1]	Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended Sept. 30, 2006	Three Months Ended Sept. 30, 2005	Nine Months Ended Sept. 30, 2006	Nine Months Ended Sept. 30, 2005
Selected Operating Data:
Interest income	$3,095	$3,269	$9,321	$9,915
Interest expense	1,611	1,466	4,781	4,312

Net interest income before provision for loan losses	1,484	1,803	4,540	5,603
Provision for loan losses	249	317	249	317

Net interest income after provision for loan losses	1,235	1,486	4,291	5,286
Non-interest income	159	274	520	587
Non-interest expense	1,707	1,626	4,951	4,693

Income before income taxes	(313)	134	(140)	1,180
Income tax expense (benefit)	(115)	(34)	(112)	318

Net income (loss)	(198)	$168	(28)	$862

Selected Performance Ratios:
Return on average assets	(.35)%	0.27%	(.02)%	0.44%
Return on average equity	(2.69)%	2.20%	(.13)%	3.75%
Average equity to average assets	12.83%	12.13%	12.64%	11.85%
Equity to total assets at end of period	12.98%	12.21%	12.98%	12.21%
Average interest rate spread	2.60%	2.91%	2.59%	2.94%
Net interest margin	2.82%	3.09%	2.81%	3.11%
Average interest-earning assets to average interest-bearing liabilities	107.14%	107.23%	107.21%	107.00%
Non-interest expense to average assets	2.99%	2.58%	2.82%	2.42%
Efficiency ratio	103.90%	78.29%	97.85%	75.82%